Exhibit 16.1

Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.

1560 Orange Avenue, Suite 600

Winter Park, Florida 32789

November 21, 2005

Office of the Chief Accountant

SECPS Letter File

U.S. Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street NW

Washington, DC 20549

Re: PainCare Holdings, Inc.

Commission File No. 1-14160

Ladies and Gentlemen:

We have been engaged, as of November 16, 2005, as the independent accountants of PainCare Holdings, Inc. (the “Company”), effective with the audit of the financial statements for the year ended December 31, 2005.

We have been furnished with a copy of the Current Report on Form 8-K for PainCare Holdings, Inc., dated November 21, 2005. We have read and agree with the statements made in Item 4.01 concerning our retention and our prior relationship with the Company.

Very truly yours,

/s/ Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.

Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.